FORM 5		UNITED STATES SECURITIES AND EXCHANGE COMMISSION	OMB APPROVAL
Washington, D.C. 20549
[ ]	Check this box if no longer		OMB Number: 3235-0362
	subject to Section 16.	ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
	Form 4 or Form 5 obligations		Expires: January 31, 2005
	may continue. See	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Instruction 1(b).	Section 17(a) of the Public Utility Holding Company Act of 1935	Estimated average burden
[ ]	Form 3 Holdings Reported.	or Section 30(h) of the Investment Company Act of 1940	hours per response.... 0.5
[ ]	Form 4 Transactions Reported.

(Print or Type Responses)
1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer
(Check all applicable)
Occidental Petroleum Corporation			Lyondell Chemical Company
			LYO				Director	X 10% Owner
(Last) (First) (Middle)							Officer (give title	Other (specify
		3.	I.R.S. Identification Number	4.	Statement for Month/Day/Year		below)	below)
10889 Wilshire Boulevard			of Reporting Person, if an
			entity (voluntary)		12/31/2002
(Street)
				5.	If Amendment, Date of Original
Los Angeles, California 90024			95-4035997		(Month/Year)
						7.	Individual or Joint/Group Filing (Check Applicable Line)
(City) (State) (Zip)							Form filed by One Reporting Person
X Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.	Title of Security	2.	Transaction	2a.	Deemed	3.	Transaction	4.	Securities Acquired (A) or		5.	Amount of	6.	Ownership	7.	Nature of
	(Instr. 3)		Date		Execution		Code	Disposed of (D)				Securities		Form:		Indirect
					Date, if any							Beneficially		Direct (D) or		Beneficial
			(Month/Day/				(Instr. 8)	(Instr. 3, 4 and 5)				Owned at End		Indirect (I)		Ownership
			Year)		(Month/Day/							of Month
					Year)			Amount	(A) or (D)	Price		(Instr. 3 and 4)		(Instr. 4)		(Instr. 4)

	Series B Common Stock										34,568,224(1)		I		by wholly owned subsidiary

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 5 (continued)                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative	2.	Conver-	3.	Trans-	3a.	Deemed	4.	Trans-	5.	Number of Deriv-	6.	Date Exer-	7.	Title and Amount of	8.	Price	9.	Number	10.	Owner-	11.	Na-
	Security		sion or		action		Execu-		action		ative Securities		cisable and Ex-		Underlying		of		of Der-		ship		ture
	(Instr. 3)		Exercise		Date		tion		Code		Acquired (A) or		piration Date		Securities		Deriv-		ivative		Form		of In-
			Price of				Date,		(Instr.		Disposed of (D)		(Month/Day/		(Instr. 3 and 4)		ative		Secur-		of De-		direct
			Deriv-		(Month/		if any		8)		(Instr. 3, 4 and 5)		Year)				Secur-		ities		rivative		Bene-
			ative		Day/												ity		Bene-		Secur-		ficial
			Security		Year)		(Month/												ficially		ity:		Own-
							Day/										(Instr.		Owned		Direct		ership
							Year)					Date	Expira-		Amount or		5)		at End		(D) or		(Instr. 4)
										(A)	(D)	Exer-	tion	Title	Number of				of		Indi-
												cisable	Date		Shares				Month		rect (I)
																			(Instr. 4)		(Instr. 4)

Explanation of Responses:
(1) 568,224 shares received pursuant to a stock dividend paid on Lyondell Chemical Company's Series B Common Stock on December 31, 2002.

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations.	OCCIDENTAL PETROLEUM CORPORATION
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed.	By:	/s/ J. R. HAVERT		February 14, 2003
If space is insufficient, see Instruction 6 for procedure.
			**Signature of Reporting Person		Date
Potential persons who are to respond to the collection of information contained in this form are not			Name:	J. R. Havert
required to respond unless the form displays a currently valid OMB control number.			Title:	Vice President and Treasurer

JOINT FILER INFORMATION

Name:		Occidental Chemical Holding Corporation

Address:		10889 Wilshire Boulevard Los Angeles, California 90024

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Lyondell Chemical Company (LYO)

Date of Event Requiring Statement:		12/31/2002

Signature:		OCCIDENTAL CHEMICAL HOLDING CORPORATION

	By:	/s/ J.R. HAVERT
J. R. Havert Vice President and Treasurer

JOINT FILER INFORMATION

Name:		Occidental Petroleum Investment Co.

Address:		10889 Wilshire Boulevard Los Angeles, California 90024

Designated Filer:		Occidental Petroleum Corporation

Issuer & Ticker Symbol:		Lyondell Chemical Company (LYO)

Date of Event Requiring Statement:		12/31/2002

Signature:		OCCIDENTAL PETROLEUM INVESTMENT CO.

	By:	/s/ J.R. HAVERT
J. R. Havert Vice President and Treasurer